Exhibit 4.19

Pursuant to 17 CFR 229.601(b)(10)(iv), confidential information (indicated by [***]) has been omitted from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

SPECIALTY PHARMACY PROVIDER DISPENSING AND SERVICES MASTER AGREEMENT

THIS PRODUCT PURCHASE AND PHARMACY SERVICES MASTER AGREEMENT (“Agreement”) dated as of August _21_, 2020 (“Effective Date”) is made and entered in to by and between Chiasma, Inc., a Delaware corporation, with its principal place of business located at 140 Kendrick Street, Bldg C East, Needham, MA 02494 (“Manufacturer”), and AcariaHealth, Inc., a Delaware corporation with its principal place of business at 8427 Southpark Circle, Bldg. 300, Suite 400, Orlando, FL 32819 (individually, and together with its Approved Facilities as defined herein (“Pharmacy”)).  Each of Manufacturer and Pharmacy may be referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, , Manufacturer has obtained approval for its new drug application (“NDA”) from the Food and Drug Administration (“FDA”) for the Product (as defined below);

WHEREAS, , Manufacturer will administer a distribution program under which it will sell Product directly to certain contracted specialty pharmacies (“SPs”), which SPs will dispense the Product in the Territory (as defined below) subject to the terms and conditions substantially similar to those contained in this Agreement;

WHEREAS, Pharmacy owns and operates one or more licensed SPs that dispenses to patients certain biopharmaceutical products within the Territory;

WHEREAS, Pharmacy shall purchase and dispense the Product to patients pursuant to a valid prescription subject to the terms of this Agreement;

WHEREAS, Pharmacy has the experience, qualified and trained staff, and data and technology systems to provide services necessary for the safe and effective distribution of the Product to patients pursuant to a valid prescription, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

AGREEMENT

1.	Pharmacy Product Purchasing Obligations.

(a)           Purchase and Sale of Product.  Subject to the terms and conditions of this Agreement, for the Term (defined below), Pharmacy shall purchase from Manufacturer, and Manufacturer shall sell to Pharmacy, the novel biopharmaceutical product as set forth on attached Exhibit A (“Product”) pursuant to the Terms and Conditions of Sale (the “Sales Terms”) as attached as Exhibit B hereto.  Manufacturer reserves the right to add any new FDA-approved strength or package size of Product to this Agreement at Manufacturer’s sole discretion and with [***] days’ prior written notice to Pharmacy, and at the same terms and conditions as the existing Product(s) in this Agreement.  Manufacturer shall provide Pharmacy written notice of any such addition by providing Pharmacy with a revised version of Exhibit A, pursuant to the terms hereof The Parties intend for the express terms and conditions contained in this Agreement and the Sales Terms to exclusively govern and control each of the Parties’ respective rights and obligations regarding the purchase and sale of the Product.  In the event of a conflict between this Agreement and the Sale Terms, the terms of this Agreement shall prevail.

(b)         Distribution.   Subject to the terms and conditions of this Agreement, for the Term, Manufacturer appoints Pharmacy as a non-exclusive pharmacy of the Product to patients in the Territory.  As used herein, the term “Territory” shall mean the United States of America and Puerto Rico.  Further, Pharmacy may only sell and dispense the Product to patients, and shall not, during the Term or thereafter sell or distribute, or offer to sell or distribute, the Product to any other person or entity including, but not limited to, other distributors, wholesalers, pharmacies, or SPs, or otherwise outside of the Territory.  Pharmacy shall not:  (i) appoint any subdistributor or other person or entity to market, sell or distribute the Product; or (ii) sell the Product to any person or entity who Pharmacy knows or has reason to believe is purchasing Product for distribution to persons other than patients or outside the Territory.

(c)          Relationship between Parties.  The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between Manufacturer and Pharmacy.  Neither Party, by virtue of this Agreement, will have any right, power or authority to act or create an obligation, express or implied, on behalf of the other Party.  Each Party assumes responsibility for the actions of their personnel and representatives under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished.  Except as provided otherwise in this Agreement, Pharmacy has the sole discretion to determine Pharmacy’s methods of operation, Pharmacy’s accounting practices, the types and amounts of insurance Pharmacy carries, Pharmacy’s personnel practices, Pharmacy’s advertising and promotion, and Pharmacy’s customers.  The relationship created hereby between the Parties is solely that of seller and distributor.  If any provision of this Agreement is deemed to create a franchise relationship between the Parties, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a pharmacy agreement and not a franchise agreement.

2.	Product Sourcing and Purchase Orders.

(a)          Sourcing.  Pharmacy shall not purchase Product from any other person or entity other than the Manufacturer or a distributor designated in writing by the Manufacturer.  Pharmacy shall not market, sell, distribute, or trade any Product other than pursuant to the terms of this Agreement or as directed by Manufacturer, unless Manufacturer consents in writing, which consent may be withheld in Manufacturer’s sole discretion.

(b)          Order Requirements.  Each purchase order submitted by Pharmacy hereunder is subject to minimum/multiple order quantity requirements as determined by Manufacturer in its reasonable discretion, and Manufacturer reserves the right to reject, fully or partially, any purchase order submitted by Pharmacy hereunder.  In the event of a shortage in the supply of Product, Manufacturer may allocate sales of such Product among its customers in its sole discretion.

(c)          Purchase Orders.  Subject to the terms of this Agreement, and from time to time during the Term, Pharmacy may issue a purchase order to Manufacturer or its designee, in written or electronic form via EDI/facsimile (preferred) or e-mail, using Manufacturer’s standard purchase order form.  Any variations made to the terms and conditions of this Agreement or the Sales Terms by Pharmacy or any other person or entity in any purchase order or any other document are void and have no effect.  Each purchase order submitted by Pharmacy shall specify at least (i) the quantity of Product ordered; (ii) desired delivery date; and (iii) delivery point.  Manufacturer or its designee shall confirm to Pharmacy the receipt of each purchase order issued hereunder (each, a “Confirmation”) within [***] days following Manufacturer’s or it’s designee’s receipt thereof in written form via EDI/facsimile.  Each Confirmation will reference the purchase order submitted by Pharmacy, confirm acceptance of the purchase order or advise Pharmacy of Manufacturer’s rejection of such purchase order, the date of acceptance or rejection and the basis for rejection.  If Manufacturer or its designee fails to issue a Confirmation within the time set forth herein Manufacturer will be deemed to have rejected the purchase order.  Pharmacy has no right to cancel or amend any purchase order submitted by it.

(d)          Shipment and Delivery.  All Product ordered by Pharmacy hereunder will be shipped by Manufacturer or its designee to the delivery point, which shall be an Approved Facility (defined below) as identified in the relevant purchase order.  The delivery terms shall be “Free On Board” (FOB) Pharmacy’s destination.  For purposes of this Agreement, the term “Free On Board, Pharmacy’s destination” means that Manufacturer shall:  (i) bear all costs associated with shipping Product to Pharmacy’s designated facility (which may be Pharmacy or an Approved Facility); (ii) retain title to the Product and bear the risk of loss of same until Pharmacy or the Approved Facility takes possession of the Product; and (iii) be responsible for insuring Product while in transit.  Pharmacy shall be entitled to designate more than one of its Approved Facilities for receipt of the Product, on the relevant purchase order.  Each shipment shall be made by means of transportation determined by Manufacturer or its designee to best ensure the safety and efficacy of the Product.  Should Pharmacy request expedited shipments, Manufacturer may charge, in its sole discretion, Pharmacy additional shipping and handling charges incurred by each such expedited order, and Pharmacy shall pay such additional costs pursuant to the terms herein.  As used in this Agreement, “Approved Facility” shall mean those pharmacies listed in Exhibit C.  No location or facility, regardless of whether it is owned or controlled by Pharmacy shall be deemed an Approved Facility unless approved in writing by Manufacturer, which approval shall be in the sole discretion of Manufacturer.

3.	Payment Terms.

(a)          Price and Payment.  Subject to the terms of this Agreement, the price (the “Price”) for Product purchased hereunder shall be the wholesale acquisition price (“WAC”), as modified from time to time by Manufacturer, in its sole discretion, upon written notice to Pharmacy.  For each Product shipment, Manufacturer shall invoice Pharmacy for the Price and any applicable taxes or other charges.  Each Manufacturer invoice for Product shall be due and payable by Pharmacy within [***] days after the date of invoice.  If Pharmacy pays such invoice within [***] days of Pharmacy’s receipt of such invoice, Pharmacy shall be entitled to [***] discount off the relevant invoice amount.  Pharmacy may deduct such discount from the invoiced amount payable to Manufacturer, but only as to the specific invoice that is discounted hereunder.  All of Manufacturer’s invoices for Product shall reflect the payment terms and dating set forth hereunder, including the actual calendar date of payment expected for each invoice.

(b)            Late Payment.  Pharmacy shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of [***] per month or the highest rate permissible under applicable Law.  Pharmacy shall also reimburse Manufacturer for all costs reasonably incurred in collecting any late payments, including, without limitation, attorneys’ fees.  In addition to all other remedies available under this Agreement or at law, Manufacturer may (i) suspend the delivery of any Product if Pharmacy fails to pay any amounts when due under this Agreement; or (ii) terminate this Agreement.

(c)           No Setoff.  Pharmacy shall perform its obligations, including payment obligation, under this Agreement without setoff, deduction, recoupment or withholding of any kind for amounts owed or payable by Manufacturer to Pharmacy.

4.
Recall. Pharmacy shall notify Manufacturer no later than [***] of becoming aware of any incident necessitating any corrective action affecting any Product, whether or not initiated by Pharmacy, or mandated by relevant regulatory authorities in the Territory. In the event of a market withdrawal, recall, return, or quarantine of the Product, Manufacturer shall notify the Pharmacy in writing within [***] days of such event and provide written instructions on how Pharmacy is to assist in implementing the return or quarantine of the Product.  Manufacturer will, at its sole discretion, determine, what, if any assistance is needed and do so on a case-by-case basis.  Pharmacy will assist and perform all reasonable activities, and Manufacturer will reimburse Pharmacy for its reasonable documented costs associated with such actions.  Pharmacy shall submit invoice for such expenses including supporting documentation within [***] days of incurring such expense.

5.
Returns.  Any Product returns to be made by the Pharmacy to the Manufacturer will be subject to the Manufacturer Return Goods Policy (current version attached in Exhibit H).  The Manufacturer’s return goods policy is subject to change at any point in Manufacturer’s sole discretion.  Any changes to such policy shall be effective on Manufacturer’s dispatch of such revised policy.

6.
No Disadvantage.  Pharmacy shall not take any action to disadvantage or otherwise adversely impact the Product, including internal compensation practices; provided, that this Section 6 shall not be deemed to preclude Pharmacy from:  (i) recommending use of a competitive product to an individual patient where use of the Product is clinically inappropriate for such patient (including, but not limited to, where Pharmacy’s pharmacist or the patient’s physician has concerns with drug interactions with other prescription or over-the-counter drug products or with contraindications for the Product), or otherwise answering individual patients’ questions and counseling individual patients with respect to the Product and competitive products, in accordance with Pharmacy’s pharmacists’ professional responsibilities and judgment; (ii) selling or dispensing competitive products; or (iii) communicating to patients or prescribers information on coverage of Product and competitive products by the third party payer for an individual patient, including third party payer formulary information and information on competitive product(s) covered alternatives.

7.
Storage and Handling.  Pharmacy shall keep Product inventory in good and safe condition so to prevent adulteration and changes in efficacy of the Product, and shall permit inspection of Product inventory and existing inventory records by Manufacturer or its designee during normal business hours upon [***] days’ advance written notice by Manufacturer.  Pharmacy shall comply with the information and recommendations set forth on Product labeling or inserts or otherwise communicated by Manufacturer in writing with respect to storage, handling, and shipment of Product.  Pharmacy shall be responsible for all costs associated with storage and handling of Product at an Approved Facility.  Pharmacy shall store Product at 36° to 46°F (2° to 8°C), shall keep Product refrigerated and not frozen, and shall monitor the Product’s storage environment on a continuous basis.  Pharmacy shall maintain temperature monitoring records for its storage of the Product, and shall keep such records pursuant to the terms of this Agreement.  In case of any deviation from the required storage temperature range or the storage, handling or shipment information and recommendations set forth on Product labeling, inserts or otherwise communicated by Manufacturer, the Pharmacy shall, within [***] of such event, notify the Manufacturer in writing of such deviation.

8.
Own Use.  Pharmacy agrees that the Product purchased by Pharmacy hereunder will be sold or dispensed solely by Pharmacy to patients who obtain the Product directly from the Pharmacy pursuant to a valid prescription.  Pharmacy shall not wholesale the Product nor shall it sell or transfer Product to any person or entity other than a patient or to Pharmacy’s Approved Facilities.

9.
Pharmacy Distribution of Product.  Pharmacy shall ship initial prescriptions of Product to patient within agreed-upon Key Performance Indicators (“KPIs”) as provided on attached Exhibit I, however, it is ultimately patient’s decision that will determine when Product shipment to such patient will be made.  Pharmacy shall use commercially reasonable efforts to ship the Product such that the Product having the earliest expiration date is shipped first from available inventory.  Pharmacy shall ship Product to patients via an industry-recognized overnight delivery carrier capable of order delivery tracking and in accordance with a valid prescription, Product label or insert requirements, relevant terms of this Agreement, applicable laws and regulations, guidelines and standards applicable to Manufacturer and Pharmacy.  Pharmacy’s distribution records shall be traceable and include as a minimum:  (a) date of distribution; (b) identification of distributed Product including quantities, patient details, prescription detail, labelling records (if applicable); and (c) shipping configuration.  Pharmacy will ship the Product in qualified shippers using cold chain shipping in accordance with the storage and shipping requirements on the Product label, and shall take all necessary measures to prevent the Product from adulteration, damage, spoilage or deterioration during the shipment to the patient.  Prior to using any shipper, Pharmacy shall provide to Manufacturer relevant information about such shipper to ensure that it is qualified and appropriate for the Product and will prevent storage temperature deviation while the Product is in transit to the patient.  Manufacturer may reject any shipper in its reasonable discretion, and Pharmacy shall not use any shipper rejected by Manufacturer.

10.
Inventory.  Pharmacy shall maintain all licenses, registrations, certifications, and other qualifications required by applicable federal, state, and local law for Pharmacy to purchase, store, sell, distribute, handle, ship, and dispense Product and otherwise be able to perform its obligations hereunder, including, but not limited to qualifications required by the Federal Food, Drug, and Cosmetic Act, the Drug Supply Chain Security Act, the FDA’s implanting regulations, and the Drug Enforcement Administration’s regulations.  Pharmacy shall provide documentation of all such qualifications to Manufacturer within [***] days of Manufacturer’s written request.  Pharmacy shall provide standard and recognized pharmacy functions including adequate and customary warehousing facilities to store Product under appropriate conditions as provided herein, and in accordance with Manufacturer instructions, Product requirements, Product labels, and shall maintain an adequately trained and appropriately licensed staff to fulfill patient orders.  Pharmacy shall use commercially reasonable and good faith efforts to ensure it maintains sufficient Product inventory.  Pharmacy shall not forward buy, speculate or take any other action that would cause it to stock Product in an amount that exceeds Pharmacy’s customers’ usual or reasonable demand.  Pharmacy shall dispense Product by National Drug Code number and shall utilize a First Expiry First Out (FEFO), when feasible within its rotation management system and a First In First Out (FIFO) if unable to do so.  At all times during the Term, Pharmacy shall maintain a combined minimum and maximum Days on Hand (as defined below) of no less than [***] and no more than [***] days’ inventory.  For such purposes, “Days on Hand” shall mean the Approved Facility’s inventory on the date measured, divided by the Approved Facility’s average daily sales of the Product over the most recent [***] week period, rounded up to the nearest whole number.  Pharmacy may adjust its calculation of Days on Hand at an Approved Site upon Manufacturer’s written approval (which approval is subject to Manufacturer’s reasonable discretion), in the event Pharmacy requires more or fewer Days on Hand than Manufacturer’s recommendation hereunder.  Upon Manufacturer’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned, Pharmacy may transfer Product from one Approved Site to another as it deems reasonably necessary for normal course of business.

11.	Pharmacy Services.

(a)           Core Services.  Pharmacy will perform the core pharmacy activities (the Core Services”) in accordance with this Agreement and as outlined in in the Statement of Work (“SOW”) attached hereto as Exhibit F.  The Parties shall, in accordance with Exhibit F, mutually agree upon pharmacy activities, business rules, detailed procedures, and KPIs that will be part of the SOW.  Pharmacy acknowledges that the Core Services under the SOW require oversight of a designated Pharmacy staff member, and Pharmacy will designate a supervisory (or equivalent) individual to ensure the Core Services are carried out as subject to this Agreement and the SOW.  Such designated individual should ensure that the Pharmacy’s Standard Operating Procedures that relate to the Product are consistent with Product requirements as outlined in this Agreement and the SOW.

(b)         Enhanced Pharmacy Services.  Pharmacy and Manufacturer may execute, from time to time, additional statements of work for enhanced pharmacy services (the “Enhanced Services”), in addition to the Core Services.  The Parties agree and acknowledge that all Enhanced Services will (i) be legitimate, commercially reasonable, and necessary services; (ii) not be intended to serve, either directly or indirectly, as a means of marketing the Product; (iii) not diminish the objectivity or professional judgment of Pharmacy or its personnel; (iv) not involve the counseling or promotion of any off-label use of the Product; and (v) not involve the counseling or promotion of a business arrangement or other activity that violates any applicable Law (defined below).  Each statement of work for Enhanced Services shall be in writing and signed by both Parties.  Unless otherwise agreed by the Parties, each such statement of work shall include, without limitation, the following with regard to the Enhanced Services covered therein:  (i) a detailed description of the Enhanced Services; (ii) the schedule or term for performance of the Enhanced Services; and (iii) the fees, reimbursable expenses and other compensation payable by Manufacturer to Pharmacy for the Enhanced Services.  Pharmacy shall use commercially reasonable efforts to perform the Enhanced Services in accordance with any schedule set forth in the applicable statement of work for the Enhanced Services.  Any change in the Enhanced Services shall be subject to agreement of the Parties.  If any agreed-upon change in the Enhanced Services causes an increase or decrease in the time required for the performance of any Enhanced Services or in Pharmacy’s costs to perform any Enhanced Services, then the schedules for performance of such Enhanced Services and the compensation payable to Pharmacy shall be equitably adjusted by the Parties.  If the Parties agree upon any such change and related adjustments, the Parties shall prepare, agree upon and sign an amendment to the applicable statement of work for such Enhanced Services.

12.	Term and Termination.

(a)           Term.  This Agreement shall have an initial term of [***] years from the Effective Date and shall automatically renew for successive one (1) year renewal terms unless either Party sends a written notice of non-renewal to the other Party at least [***] days prior to the expiration of the initial term or applicable renewal term (the initial term and each renewal term is the “Term”).

(b)            Termination without Cause.  Either Party may terminate this Agreement without cause with [***] days prior written notice to the other Party.

(c)         Termination for Cause.  Either Party may terminate this Agreement upon the occurrence of a material breach by the other Party.  The non-breaching Party must give written notice to the breaching Party of the nature and occurrence of such breach.  If the breach is not cured within [***] days of such written notice, or if the breach cannot reasonably be cured within such [***] day period (in the reasonable discretion of the non-breaching Party), then the non-breaching Party may provide written notice to the breaching Party that this Agreement will be terminated with immediate effect.  Notwithstanding the forgoing, either Party may effect an immediate termination of this Agreement upon written notice to the other Party if the other Party (i) shall be dissolved or apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy; (iii) admit in writing its inability to pay its debts as they become due; (iv) make a general assignment for the benefit of creditors; (v) file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or (vi) if an order judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating such Party as bankrupt or insolvent or approving a petition seeking reorganization of such Party or appointing a receiver, trustee or liquidator of such Party of all or a substantial part of its assets.

(d)           Effect of Expiration or Termination.  Expiration or termination of this Agreement does not affect any rights or obligations that:  (i) are to survive the termination of this Agreement pursuant to the terms hereof; or (ii) were incurred by the Parties before the termination; provided, that, all indebtedness of Pharmacy to Manufacturer of any kind is due and payable as of the effective date of the Term’s expiration or termination, without further written notice to Pharmacy.  Further, expiration or termination of this Agreement shall be effective to terminate all then-active but unfilled purchase orders and SOWs for Core Services and Enhanced Services, as applicable.  On the expiration or earlier termination of this Agreement, Pharmacy shall, as of the date of expiration or termination:  (i) cease to represent itself as a distributor or dispenser of Product, and shall otherwise desist from all conduct or representations that might lead the public to believe that Pharmacy is authorized by Manufacturer to dispense or sell the Product; (ii) return to Manufacturer all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Manufacturer’s Confidential Information (defined below); (iii) permanently erase all of Manufacturer’s Confidential Information from its computer systems; and (iv) certify in writing to Manufacturer that it has complied with the requirements of this Section 12(d).  The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party solely by reason of the expiration or earlier termination of this Agreement.

13.	Adverse Event and Product Complaint Reporting. Pharmacy shall make adverse event and product complaint reports in accordance with Manufacturer process as outlined in attached Exhibit G.

14.	Mutual Representations, Warranties, and Covenants.

(a)          Mutual Compliance with Law.  The Parties will comply with all applicable federal, state, and local laws and regulations connected with or related to the purchase, warehousing, distribution, sale or destruction of Product purchased under, and services provided pursuant to, this Agreement or a SOW, including, but not limited to, the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal Food, Drug, and Cosmetic Act (21 USC §§ 301 et seq) (“FDCA”), the Public Contracts Anti-Kickback Act (41 U.S.C. § 51 et seq.), the Stark Law (42 U.S.C. § 1395nn), the provisions of the Health Insurance Portability and Accountability Act of 1996 related to the privacy and security of protected health information (“HIPAA”), board of pharmacy regulations, and any and all laws, regulations or rules relating to the terms of this Agreement or SOW, as required (each, and collectively, and with any and all other applicable laws and regulations, the “Laws”).  The Parties shall comply fully with the provisions of all applicable federal, state, and local laws and regulations and shall obtain and maintain all federal, state and local approvals, licenses, permits, and certifications required for their respective operations.  Neither Party shall undertake any activities which contravene this Section 14(a) in the performance of this Agreement or a SOW.  Each Party shall notify the other in writing, within [***] Business Days (as used herein “Business Day” means any day that is not a Saturday, Sunday or U.S. Federal holiday) of any suspension, revocation, condition, limitation, qualification or other restriction on any such approval, license, permit, or certification which would impede that Party in the performance of its obligations under this Agreement or SOW.

(b)           Authority.  Each Party represents and warrants to the other Party that:  (i) it has the authority to enter into this Agreement; (ii) it has taken all action necessary to authorize the execution and delivery of this Agreement; (iii) this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms; and (iv) its execution of this Agreement and its performance of its obligations hereunder do not conflict with and are not prohibited by or inconsistent with any other agreement to which it is a party.  Each Party further represents and warrants that the performance of its other obligations under this Agreement are neither (i) inconsistent with its obligations to any third party, including without limitation its customers; nor (ii) in any manner inconsistent with any Laws.

(c)          Independent Judgment.  The Parties acknowledge that any discount offered under this Agreement is not intended to usurp the independent professional or clinical decision-making of any Pharmacy employee or health care professional, or interfere with the formulary plan benefit design of payers.  Any such discount shall be offered, provided, and received in a manner that satisfies the Anti-Kickback safe-harbor requirements set forth at 42 C.F.R. § 1001.952(h) and the terms of this Agreement.

(d)            Exclusion.  Each Party represents and warrants that neither it nor any of its employees or representatives has been or is debarred pursuant to the FDCA or has been or is excluded from participating in a federal or state health care program, including without limitation the Medicare and Medicaid programs.  Each Party further covenants that in the event it or any of its employees or representatives are debarred under the FDCA or excluded from a federal or state health care program during the term hereof, it shall notify the other in writing within [***] days of becoming aware of such debarment or exclusion.  Notwithstanding anything to the contrary in this Agreement, debarment or exclusion of a Party shall be cause for immediate termination of this Agreement.

15.
Manufacturer Representations and Warranties.  Manufacturer represents and warrants to Pharmacy that (i) Pharmacy will have good title to the Product, free and clear of all security interests, liens or other encumbrances of any kind or character, when delivered to Pharmacy under this Agreement; (ii) Manufacturer has, and at all times during the Term shall maintain, all relevant governmental licenses, permits, and approvals required to market, promote, offer for sale and sell Product in the Territory and to conduct all other activities required under this Agreement; (iii) Manufacturer will comply with all Laws applicable to the promoting and distributing of the Product; and (iv) Product supplied will be in conformity with Product specifications set forth in the approved Product labeling and with applicable Laws.  Manufacturer further represents that each shipment of Product delivered pursuant to this Agreement may, as of the date of delivery, be introduced or delivered into interstate commerce pursuant to applicable federal, state and local laws, including applicable provisions of the FDCA, the Federal Public Health Service Act, and their implementing regulations, each as amended and in effect from time to time and will not, on the date of shipment by Manufacturer, be adulterated, misbranded or otherwise prohibited under applicable Laws in effect at the time of shipment of such Product.  THE WARRANTIES CONTAINED IN THIS SECTION 15 ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY MANUFACTURER WITH RESPECT TO THE PRODUCT, AND PHARMACY’S SOLE AND EXCLUSIVE REMEDY FOR MANUFACTURER’S BREACH OF THIS WARRANTY IS THE REFUND OF THE PURCHASE PRICE OR REPLACEMENT OF ANY PRODUCT THAT DOES NOT CONFORM TO THIS WARRANTY, IN MANUFACTURER’S REASONABLE DISCRETION.  EXCEPT AS PROVIDED HEREIN, MANUFACTURER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCT AND ANY OTHER MATERIALS, INFORMATION, TECHNICAL INFORMATION, OR KNOW-HOW, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, LOST PROFIT OR PUNITIVE DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT OR ANY SALE OF PRODUCT HEREUNDER.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE WARRANTIES PROVIDED IN THIS SECTION 15 SHALL TERMINATE AS TO EACH SPECIFIC DELIVERED PRODUCT UPON THE EARLIER OF DELIVERY OF THE PRODUCT TO A PATIENT BY PHARMACY OR THE EXPIRATION DATE STATED ON THE PACKAGING FOR SUCH PRODUCT.  NO REPRESENTATIVE OR OTHER PERSON ASSOCIATED WITH MANUFACTURER IS AUTHORIZED TO MODIFY ANY PART OF THIS SECTION 15 OR TO MAKE ANY WARRANTY REGARDING THE PRODUCTS.

16.	Pharmacy Representations, Warranties and Covenants.

(a)          Pharmacy Discount Reporting Obligations.  Pharmacy acknowledges that any discounts offered under this Agreement and reflected on a relevant invoice are discounts within the meaning of the Federal Anti-Kickback Statute (Section 1128(b) of the Social Security Act (42 U.S.C. §1320a-7(b)), and within the meaning of its implementing safe harbor regulation for discounts (42 C.F.R. §1001.952(h)).  Pharmacy further acknowledges its responsibility under applicable federal law and state laws to properly and accurately account for and report such discounts in accordance with the requirements of such laws and applicable safe harbor regulations.  Pharmacy agrees that, upon the request of the U.S. Department of Health and Human Services or a state healthcare agency, it will fully disclose any discounts offered pursuant to this Agreement.

(b)          Limitation of Discount.  Regardless of any other provision of this Agreement, the total of any rebates, discounts or other reductions to any invoice rendered to Pharmacy for purchases of Product hereunder shall not in any [***] day period of the Term result in the establishment of a selling price for the Product that either (i) increases Manufacturer’s statutorily-mandated rebates for the Product over what they would otherwise be but for this Agreement; or (ii) triggers any statutory or regulatory obligation of Manufacturer to offer a similar price for the Product to any other party.  If necessary to avoid the establishment of any such price, the total of any rebates, discounts or other reductions in price for the Product(s) shall automatically be reduced to the highest level that avoids the establishment of such a reduced price set forth above.  Notwithstanding anything to the contrary in this Agreement, Manufacturer may terminate this Agreement with respect to the affected Product(s) or in total within [***] days after written notification to Pharmacy that such a reduced price has been established hereunder.

(c)          Compliance with Law.  Pharmacy shall comply with all Laws connected with or related to the purchase, warehousing, distribution, sale or destruction of Product purchased under this Agreement.  Pharmacy shall advise Manufacturer in writing within [***] Business Days of the relevant event, of (i) changes in status with the FDA or other relevant local, state or federal agencies; (ii) changes to any registration number(s) assigned to Pharmacy by the Drug Enforcement Administration (“DEA”); (iii) any denial, revocation, or suspension of registration by the DEA or similar agencies that may govern Pharmacy’s ability to legally do business; or (iv) any audit or investigation of its facilities (whether Approved Facilities or otherwise) or operations by any relevant federal or state agency with findings related to the Product.

(d)         Quality and Regulatory Requirements.   Pharmacy shall establish and maintain a quality system in accordance with the Laws and this Agreement.  Pharmacy shall notify, within [***] Business Days of the event, Manufacturer in writing in case of any change in its regulatory or certification status under any Laws.  Pharmacy will notify, [***] Business Days of the event, the Manufacturer in writing in case of any negative outcome of a regulatory inspection which impacts Pharmacy’s ability to perform its obligations under this Agreement or otherwise impact the Product.  Pharmacy shall establish or participate in an established quality assurance program consistent with the Laws and this Agreement to include the documentation and assessment of any medication or quality error and effectively determine cause and appropriate response.  The quality assurance program shall be managed in accordance with written policies and procedures maintained by Pharmacy in an immediately retrievable form, which shall be provided to Manufacturer upon request.

(e)          Quality Documentation.  Notwithstanding anything to the contrary in this Agreement, Pharmacy will retain all records related to the Product (e.g.  distribution, labeling, temperature records) for a minimum of [***] years after expiry date of Product.  Pharmacy shall not destroy any documentation related to Product without prior written consent from the Manufacturer, which consent may be withheld in Manufacturer’s sole discretion.

(f)            Quality Audits.  Notwithstanding anything to the contrary in this Agreement, Manufacturer will have the right to periodically, but not more than once per calendar year of the Term, audit Pharmacy’s premises for quality and pharmacovigilance purposes.  Such audits will be conducted on mutually agreed dates and scope of audit, during normal business hours, but not during the months of January or December, unless requested by a government agency.  Manufacturer will provide Pharmacy with a copy of its audit report within [***] days following a quality audit and Pharmacy will provide a formal written response to the Manufacturer’s audit report within [***] days.

(g)           Product Promotion.  Pharmacy shall not promote the Product, but Pharmacy will promote its own services to its customers in accordance with Pharmacy’s standard business practices, which typically include (but are not necessarily limited to) informing its customers of pricing available for products (including the Product) distributed by Pharmacy.  Accordingly, Pharmacy shall not distribute or generate any promotional material containing claims relating to the Product.  Pharmacy may, however, provide its customers with educational information concerning the Product when expressly approved in writing by Manufacturer, which approval may be withheld in Manufacturer’s sole discretion.  Notwithstanding the foregoing, Pharmacy shall not engage in promotional activities with respect to Product unless expressly approved in writing by Manufacturer, which approval may be withheld in Manufacturer’s sole discretion.

(h)          Patient Privacy.  Pharmacy shall take all steps required under applicable federal, state and local privacy laws and regulations to protect and safeguard Protected Health Information (“PHI”) as defined by HIPAA and the confidentiality of any patient or patient’s health and medical information to which it has access.  Pharmacy and Manufacturer acknowledge that:  (i) Manufacturer is not a Business Associate (as defined in HIPAA); (ii) Pharmacy may not send PHI to Manufacturer, unless permitted under HIPAA Regulations and any applicable state or federal law; and (iii) Pharmacy shall use appropriate safeguards to prevent the improper use or disclosure of any PHI to Manufacturer.

17.
Program Management.  Pharmacy shall designate a dedicated employee to act as the primary point of contact for the Manufacturer account with regard to troubleshooting, overall support, and Pharmacy performance pursuant to the Agreement.  Such point of contact will work with the Manufacturer to determine an agreed upon cadence for meetings and performance reviews (including in-person meetings).

18.
Data Ownership & Services.  Pharmacy will provide the data report(s) defined and in accordance with in Exhibit D, as modified from time to time.  With respect to any data collected pursuant to this Agreement, Pharmacy shall own all right, title, and interest in such data.  Subject to the terms of this Agreement, Pharmacy hereby grants to Manufacturer an exclusive (but only as to third parties), transferable, royalty-free, worldwide, perpetual and irrevocable license to use all such data for all lawful business purposes, and to share the data with third party vendors on a confidential basis for all lawful purposes.  Such license may be transferred pursuant to the prior written consent of Pharmacy, which shall not be unreasonably withheld, delayed or conditioned unless such proposed transfer could reasonably be expect to cause a material competitive harm to Pharmacy.  Without prior written approval of Manufacturer, which consent may be withheld in Manufacturer’s sole discretion, Pharmacy shall not disclose any data related to Product sales and Product utilization to any third party data reporting services provider, including, but not limited to IQVIA or Symphony, or any pharmaceutical or biopharmaceutical Manufacturer.  For the avoidance of doubt, before Pharmacy discloses any Product sales and Product utilization data to any of its affiliates, consultants, agents, contractors (including without limitation Pharmacy “switches,” such as Relay Health and Experian, that transfer data between pharmacies and payers), Pharmacy shall make reasonable effort to obtain in writing that such a party shall not disclose or permit to be disclosed such data to any third party, including without limitation to any healthcare data vendors.  If Manufacturer requires the data to be disclosed to third party data reporting services, Manufacturer will notify Pharmacy in writing.  Pharmacy will send transactional update data files (i.e statuses/dispense) daily to Manufacturer; the specific technical details (including naming convention, file layout, interface, structure) will be defined in the relevant SOW substantially in the form as Exhibit F.  For any data submissions that are late, inaccurate, incomplete or otherwise do not comply with the data services requirements set forth in this Agreement or in the relevant SOW, Pharmacy shall resolve the issue and identify its cause to prevent future substantially similar issues, within [***] of the identification of the initial event.  The Parties acknowledge and agree that Manufacturer is not requesting Pharmacy to provide, and Pharmacy shall not provide, any data or information, including any de-identified data or information, to the Manufacturer in any report in the event the transfer, use, license, sale or disclosure of such data or information by Manufacturer or Pharmacy is prohibited by applicable Laws, including, but not limited to, federal or state laws and regulations that prohibit or restrict the transfer, use, license, sale or other disclosure of prescriber data.  Pharmacy shall not receive any fees under this Agreement or the relevant SOW solely for providing any report that contains data or other information that is not de-identified or that the Parties do not have the legal right to transfer, sell, license, use or disclose under applicable Laws.  In the event any applicable Law requires the consent or authorization of a prescriber or other individual prior to the transfer, use, license, sale or disclosure of that person’s data in any report, Pharmacy shall acknowledge to Manufacturer, in a commercially reasonable manner specified by the Manufacturer, that appropriate written consent or authorization from such individual has been obtained by Pharmacy.

19.	Confidentiality.

(a)            Definition of Confidential Information.  From time to time during the Term, either Party (as “Disclosing Party”) may disclose or make available to the other Party (as “Receiving Party”) non-public information about its business affairs, goods, and services, confidential information, and materials comprising or relating to intellectual property rights, the Product, trade secrets, third-party confidential information, and other sensitive or proprietary information; such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitutes “Confidential Information” hereunder.  Confidential Information excludes information that, at the time of disclosure:  (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 19 by Receiving Party or any of its employees; (ii) is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of Receiving Party or its employees before being disclosed by or on behalf of Disclosing Party; (iv) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information; or (v) must be disclosed under applicable Law.

(b)         Non-disclosure of Confidential Information.  The Receiving Party shall, for the Term and a period of [***] years from the expiration of termination of the Term:  (i) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any party, except to the Receiving Party’s employees who need to know the Confidential Information to assist Receiving Party to exercise its rights or perform its obligations under this Agreement.  Should the Confidential Information be a trade secret, then the Receiving Party shall safeguard and protect such information until it no longer is secret.  The Receiving Party shall be responsible for any breach of this Section 21 caused by any of its employees or representatives.

(c)         Effect of Termination.  Upon the expiration or termination of this Agreement, the Receiving Party shall cease use of and shall destroy all Confidential Information received from the Disclosing Party, subject to the last sentence of this Section 19.  Upon destruction of such Confidential Information, Receiving Party shall issue to Disclosing Party a certificate of destruction as proof of compliance with this Section 19.  Receiving Party further agrees not to retain any copies, notes or compilations of any Confidential Information received from Disclosing Party, save that Receiving Party may retain one (1) copy for record keeping purposes, or as required by Laws or pursuant to a court order.

20.
Use of Trademarks.  Subject to the terms of this Agreement, Manufacturer grants Pharmacy a limited, non-transferrable, non-sublicensable license to use the Trademarks (defined below) solely in connection with the Permitted Uses (defined below).  As used herein, “Permitted Uses” means use of the Trademarks (i) to the extent contained in the Product’s literature provided by Manufacturer; (ii) on Product labels or as otherwise approved by Manufacturer in writing; (iii) for use of the Product and Manufacturer names in contacts with licensed medical professional and licensed healthcare institutions or other clients interested in the Product; (iv) in filings with relevant government agencies; and (v) in Product informational communications.  Pharmacy acknowledges and agrees that Manufacturer retains exclusive right, title, interest, and ownership in and to any trademark associated with the Product and any registrations that have issued or may issue thereon (the “Trademarks”).  Manufacturer does not transfer to Pharmacy any of its rights in any Trademark, and Pharmacy may not use any of Manufacturer’s Trademarks other than for a Permitted Use.  Pharmacy shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title, interest or ownership.  Pharmacy shall not (i) challenge any right, title or interest of Manufacturer in any Trademark; (ii) make any claim or take any action adverse to Manufacturer’s ownership of the Trademarks; (iii) register or apply for registrations, anywhere in the world, on Manufacturer’s Trademarks or any other Trademark that is similar to Manufacturer’s or that incorporates such Trademarks in whole or in confusingly similar part; (iv) use any mark, anywhere, that is confusingly similar to Manufacturer’s Trademarks; (v) misappropriate any of Manufacturer’s Trademarks for use as a domain name without Manufacturer’s prior written consent; or (vi) alter, obscure or remove any of Manufacturer’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on or in the Product purchased under this Agreement, marketing materials or other materials.  Pharmacy also acknowledges the value of Manufacturer’s goodwill in the Trademarks, and Pharmacy’s use of the Trademarks shall inure to the benefit of Manufacturer.  On expiration or termination of this Agreement in any manner provided herein, the license granted in this Section 20 shall terminate automatically and Pharmacy will cease and desist from all use of the Trademarks.

21.
Audit.  Throughout the Term, Pharmacy shall keep complete and accurate books and records, including electronic data, relating to the Product purchases, transactions, and services identified herein or in the relevant SOW, and shall maintain such records for the longer of (a) [***] years from creation thereof; or (b) as required by applicable Law.  Upon [***] days’ advance written notice, at Manufacturer’s sole expense, during Pharmacy’s regular business hours, Manufacturer (or its designee) shall have the right, during the Term of this Agreement, and for a period of [***] after the termination or expiration of the Term, to inspect and audit the books and records of Pharmacy for the purposes of (a) verifying compliance with this Agreement, the relevant SOW or Law; and (ii) satisfying Manufacturer’s obligations to FDA or any other regulatory body to inspect and audit pharmacies that dispense the Product (including obligations articulated in written or verbal instructions or requests received by Manufacturer from FDA or other relevant regulatory body).  Unless an audit is requested by a governmental agency, the Parties agree that no audits will be conducted during the months of January and December.

22.
Notice of Investigations.  Unless otherwise prohibited by law, regulation or an order from a government authority from doing so, Pharmacy shall, no later than [***] Business Days after Pharmacy receives such correspondence, provide Manufacturer with a copy of any correspondence, notices or other communications related to any inquiry, investigation or inspection by any federal, state or local regulatory representatives directed to Pharmacy concerning the Product or the terms of this Agreement or any applicable SOW.  Pharmacy shall provide such notice to Manufacturer no case later than [***] Business Days after Pharmacy becomes aware of such inquiry, investigation or inspection.  Manufacturer may attend or participate in any meeting with regulatory representatives to resolve any outstanding issues.  Unless otherwise prohibited from doing so by law, regulation or an order from a government authority, Pharmacy shall provide Manufacturer with copies of any inspectional findings or observations relating to the Product within [***] days of receipt by Pharmacy.  Such notice shall also be provided if the investigation or inquiry could delay distribution of Product or disrupt Pharmacy’s or Manufacturer’s operations.  Pharmacy shall provide Manufacturer with a copy of and an opportunity to review and provide input relevant to any written response to any inspectional findings or observations or any other federal or state governmental inquiry, notice or communication that relates directly to the Product prior to Pharmacy’s submission of such response(s), to the extent permitted by Law.  Pharmacy will consider in good faith any input provided by Manufacturer in formulating its response to the applicable governmental entity.  The Manufacturer shall notify Pharmacy in writing and, if applicable, provide Pharmacy with a copy of any inquiries, correspondence, notices or other communications it receives from the investigating agency specifically relating to the Product or terms of the Agreement or relevant SOW to the extent it would impact the services of Pharmacy whether such violation resulted from an act or omission by the Manufacturer or by Pharmacy, no later than [***] Business Days following such receipt.

23.	Indemnification.

(a)          Manufacturer’s Indemnification Obligation.  Manufacturer will defend, indemnify, and hold harmless Pharmacy and its Affiliates, directors, officers, employees and representatives from and against any and all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys’ fees) arising directly or indirectly out of:  (i) personal injury or damage arising out of the use of the Product, provided the claim for such loss, liability and expense is based upon product liability or negligence of Manufacturer, its affiliates, subsidiaries, designees or licensees; (ii) its breach of any material representation or warranty set forth in this Agreement; (iii) any claim that the Product infringes on the patent or trademark of any third party; or (iv) the fraud, intentional misconduct, omission, negligence of Manufacturer or Manufacturer’s violation of applicable Law.  In no event shall Manufacturer have any liability (whether direct or indirect, in contract or tort or otherwise) to Pharmacy or any other person asserting claims on behalf of or in right of Pharmacy hereunder which have resulted primarily from the negligence or willful misconduct of Pharmacy or its employees representatives, or for any claims resulting from Pharmacy’s handling, storage, changes or use of the Product.  As used in this Agreement, the term “Affiliate” means, with respect to any entity, any other natural person or entity that, directly or indirectly, controls, is controlled by or is under common control with such entity.  For purposes of this definition, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of securities entitled to elect the board of directors or management board, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

(b)          Pharmacy’s Indemnification Obligation.   Pharmacy will defend, indemnify, and hold harmless Manufacturer and its Affiliates, directors, officers, employees and representatives from and against any and all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys’ fees) arising directly or indirectly out of allegations of:  (i) its breach of any material representation or warranty set forth in this Agreement; or (ii) the fraud, intentional misconduct, omission, negligence of Pharmacy or Pharmacy’s violation of applicable Law.

(c)            Indemnification Procedure.  A Party seeking indemnification under this Section 23 (“Indemnified Party”) shall give written notice of the claim to the other Party, within [***] days of learning of the claim, and, provided that the indemnifying party (“Indemnifying Party”) is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim and disposition of any such claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any such claim(s).  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought hereunder.  Neither Party shall be obligated to indemnify the other Party (or any other persons or entities) with respect to any settlement that is not mutually agreed upon in writing by both Parties, with such consent not to be unreasonably withheld by either Party.

(d)         Limitations.  Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend an Indemnified Party against any claim (whether direct or indirect) if the claim or corresponding losses arise out of or result from, in whole or in part, the Indemnified Party’s or its personnel’s:  (i) gross negligence or reckless act or omission; (ii) bad faith failure to materially comply with any of its material obligations set out in this Agreement; or (iii) use of the Product in any manner that does not conform with the then-current usage specifications or otherwise pursuant to this Agreement.

(e)       Limitation of Liability.  EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, , IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, LOST PROFIT OR PUNITIVE DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT.  EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED [***].  THE FOREGOING LIMITATIONS APPLY EVEN IF REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

24.
Insurance.  Pharmacy shall maintain in effect during the term of this Agreement a commercial general liability policy, and Pharmacy shall promptly after the execution of this Agreement designate Manufacturer as an additional insured on such policy.  The policy shall be underwritten by an insurance company that carries an [***] or better rating from A.M. Best.  This policy shall be in an amount not less than [***] per occurrence.  Upon any cancellation of any insurance policy required under this Agreement, Pharmacy will use commercially reasonable efforts to deliver replacement certificates to Manufacturer certifying the required types and amounts of insurance coverage set forth herein have been obtained.  Pharmacy shall provide Manufacturer with a certificate of insurance evidencing compliance with this Section upon request.  The amount of required insurance coverage under this Section shall not limit Pharmacy’s obligations under this Agreement.

25.	Miscellaneous.

(a)            Assignment.  Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; provided, that, either Party may assign this Agreement to any affiliate or to party that acquires the business or division of a Party to which this Agreement relates upon written notice to (but not requiring the consent of) the other Party.  The rights and obligations described in this Agreement shall inure to the benefit and be binding upon all permitted successors and assignees of the Parties.

(b)           Amendment; Waiver.  This Agreement may only be amended, modified or supplemented by a writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.  Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(c)         Force Majeure.  Except for payment obligations hereunder, the performance by either Party hereunder shall be excused to the extent of circumstances beyond such Party’s reasonable control, such as hurricane, tropical storm or depression, extended power outages, flood, tornado, earthquake, or other natural disaster, epidemic, pandemic, war, acts of terrorism, material destruction of facilities, fire, acts of God, etc.  In such event, the Parties agree to use commercially reasonable efforts to resume performance as soon as reasonably possible under the circumstances giving rise to the Party’s failure to perform, provided, however, if performance is not restored within [***] days, either Party may terminate this Agreement.

(d)          Notices.  Any notices to be given by either Party to the other shall be in writing and may be transmitted either by electronic mail, courier, personal delivery or by registered or certified mail (postage prepaid with return receipt requested).  Mailed notices shall be addressed to the Parties at the addresses appearing in this paragraph.  Each Party may change its address by written notice in accordance with this paragraph.  Notices shall be deemed communicated as of the date of actual receipt (which in the case of mailed notices shall be evidenced by a receipt evidencing delivery).

Manufacturer:	140 Kendirick Street, Bldg C East, Needham, MA 02494

Pharmacy:	8427 Southpark Circle, Bldg. 300, Suite 400, Orlando, FL 32819

(e)            Governing Law; Forum.  This Agreement shall be governed by, construed and interpreted under and in accordance with the laws of the State of New York, excluding its conflicts of laws principles.  Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, in any forum other than the relevant US District Court having subject matter jurisdiction.  Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)            Equitable Remedies.  Each Party acknowledges and agrees that (i) a breach or threatened breach by such Party of any of its obligations under Section 19 or Section 20 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy; and (ii) in the event of a breach or a threatened breach by such Party of any of these obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity, or otherwise in respect of this breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages do not afford an adequate remedy.  Each Party agrees that it will not oppose or otherwise challenge the appropriateness of equitable relief, or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 25(f).

(g)           Complete Agreement.  This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

(h)            Survival.  Unless otherwise expressly provided herein, only Sections 12, 18, 19, 20, 21, 23, and 25 shall survive the termination or expiration of this Agreement.

(i)             Counterparts.  This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement.

(j)            Third Party Beneficiaries.  This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(k)          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(l)             Schedules and Exhibits.  The schedules and exhibits attached hereto are incorporated herein by reference.

(m)           Cumulative Remedies.  All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

(n)            Headings.  The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(o)          Further Assurances.  On a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, reasonably necessary to give full effect to this Agreement.

IN WITNESS THEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Chiasma, Inc.	AcariaHealth, Inc.

Date: 08/21/2020	Date: 08/21/2020

Name: Mark J. Fitzpatrick	Name: Stephen Jensen

Title: President	Title: President

Exhibit Key

Exhibit A:  Product/s and storage and shipping requirements
Exhibit B:  Terms of Sale
Exhibit C:  Approved list of Pharmacy Fulfillment Centers
Exhibit D:  Data reporting Requirements
Exhibit F:  Pharmacy Services Statement of Work
Exhibit G:  Adverse Event/Product Complaint Reporting
Exhibit H:  Returned Goods Policy

Exhibit A
Product

Exhibit B
Sale Terms

1.              Applicability.

(a)          These terms and conditions of sale (these “Terms”) are the only terms which govern the purchase and sale of biopharmaceutical products (“Goods”) by Chiasma, Inc. (“Manufacturer”) to you (“Pharmacy”).  Notwithstanding anything herein to the contrary, if a written contract signed by both parties is in existence covering the sale of the Goods covered hereby, including but not limited to a Product Purchase and Pharmacy Services Master Agreement (“MSA”), the terms and conditions of said contract shall prevail.

(b)            Except as provided in Section 1(a), these Terms comprise the entire agreement between the parties, and supersede all prior or contemporaneous understandings, agreements, negotiations, representations and warranties, and communications, both written and oral.  These Terms prevail over any of Pharmacy’s general terms and conditions of purchase regardless whether or when Pharmacy has submitted its purchase order or such terms.  Fulfillment of Pharmacy’s order does not constitute acceptance of any of Pharmacy’s terms and conditions and does not serve to modify or amend these Terms.

2.              Shipment and Delivery.

(a)         The goods will be delivered within a reasonable time after the issuance by Manufacturer or its designee of a conformation of receipt of Pharmacy’s purchase order, and in no case later than [***] days after the issuance of such confirmation (“Delivery Date”).  Manufacturer shall not be liable for any delays, loss or damage in transit.

(b)           Unless otherwise agreed in writing by the parties, Manufacturer shall deliver, or cause to be delivered, the Goods to the locations listed in the applicable order, provided that such location is listed on Exhibit C to the MSA (the “Delivery Point”) using Manufacturer’s standard methods for packaging such Goods.  Pharmacy shall take delivery of the Goods upon Manufacturer’s written notice that the Goods have been delivered to the Delivery Point.  Pharmacy shall be responsible for all loading and unloading costs and provide equipment and labor reasonably suited for receipt of the Goods at the Delivery Point.

(c)          Pharmacy shall not alter the Goods’ packaging without Manufacturer’s consent (except to remove the Goods from the shipping containers), which consent may be withheld in Manufacturer’s sole discretion, and shall not alter the Goods’ labeling, except to add a prescription label to the Good, as permitted by applicable law.

(d)           Manufacturer may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Pharmacy.  Each such shipment will constitute a separate sale, and Pharmacy shall pay for the units shipped whether such shipment is in whole or partial fulfillment of Pharmacy’s purchase order.  Partially filling an order does not obligate Manufacturer to fill the remainder of any order.  Orders that cannot be filled by Manufacturer will be cancelled by it and may be resubmitted by Pharmacy at a future date.  Manufacturer shall not be required to ship Goods more than once in any [***] day period, excluding federal holidays; provided, however, Manufacturer, may in its sole discretion, ship Goods at more frequent intervals upon Pharmacy’s request.

(e)            If, for any reason, Pharmacy fails to accept delivery of any of the Goods on the delivery date at the Delivery Point, or if Manufacturer is unable to deliver the Goods at the Delivery Point on such date because Pharmacy has not provided appropriate instructions, documents, licenses or authorizations:  (i) risk of loss to the Goods shall pass to Pharmacy; (ii) the Goods shall be deemed to have been delivered; and (iii) Manufacturer, at its option, may store, directly or indirectly, the Goods until Pharmacy picks them up, whereupon Pharmacy shall be liable for all related costs and expenses (including, without limitation, handling, storage, and insurance).

(f)          The quantity of any shipment of Goods as recorded by Manufacturer or its designee shall be conclusive evidence of the quantity received by Pharmacy on delivery, unless Pharmacy provides conclusive written evidence to the contrary within [***] Business Days of its receipt of such shipment.  Manufacturer shall not be liable for any non-delivery of Goods (even if caused by Manufacturer’s negligence) unless Pharmacy gives written notice to Manufacturer of the non-delivery within [***] Business Days of the Delivery Date stated in the conformation of receipt of Pharmacy’s purchase order issued by Manufacturer or its designee.  Any liability of Manufacturer for an incorrect quantity or non-delivery of Goods shall be limited to replacing the Goods within a reasonable time or adjusting the invoice respecting such Goods to reflect the actual quantity delivered, in Manufacturer’s reasonable discretion.  Pharmacy acknowledges and agrees that the remedies set forth in this Section are Pharmacy’s exclusive remedies for the delivery of an incorrect quantity or non-delivery of Goods.

3.              Inspection and Rejection of Nonconforming Goods.

(a)            Pharmacy shall inspect the Goods within [***] business days of receipt (“Inspection Period”).  Pharmacy shall be deemed to have accepted the Goods unless it notifies Manufacturer in writing of any Nonconforming Goods during the Inspection Period and furnishes such written evidence or other documentation as required by Manufacturer.  “Nonconforming Goods” means only the following:  (i) goods shipped is different than identified in Pharmacy’s purchase order; (ii) the goods’ label or packaging incorrectly identifies its contents; or (iii) a defect in any of the Goods that is reasonably discoverable upon visual inspection of the Goods.  If Pharmacy does not provide the written notice in accordance with the terms of this Section, the relevant shipment of the Goods shall be deemed to have been delivered and accepted by Pharmacy as complete and in satisfactory condition.

(b)         If Pharmacy timely notifies Manufacturer of any Nonconforming Goods, Manufacturer will, in its reasonable discretion, (i) replace such Nonconforming Goods with conforming Goods, or (ii) credit or refund the Price for such Nonconforming Goods, together with any reasonable shipping and handling expenses incurred by Pharmacy in connection therewith.  Pharmacy shall ship, at Manufacturer’s expense and risk of loss, the Nonconforming Goods to Manufacturer or its designee as indicated in writing by Manufacturer.  If Manufacturer replaces Nonconforming Goods, Manufacturer shall, after receiving Pharmacy’s shipment of Nonconforming Goods, ship the replacement Goods to Pharmacy, subject to these terms.

(c)         Pharmacy acknowledges and agrees that, with the exception of recalls and concealed shortages, the remedies set forth in Section 3(b) are Pharmacy’s exclusive remedies for the delivery of Nonconforming Goods.  Except as provided under Section 3(b), all sales of Goods to Pharmacy are made on a one-way basis and Pharmacy has no right to return Goods purchased under this Terms to Manufacturer.

(d)         EXCEPT FOR THE WARRANTIES SET FORTH IN THAT CERTAIN MSA BETWEEN THE PARTIES, MANUFACTURER MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE GOODS, WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

(e)         Products manufactured by a third party (“Third Party Product”) may constitute, contain, be contained in, incorporated into, attached to or packaged together with, the Goods.  Third Party Products are not covered by any warranty in these Terms or in that certain MSA between the Parties.  For the avoidance of doubt, MANUFACTURER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY THIRD PARTY PRODUCT, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

(f)            The Manufacturer shall not be liable for a breach of any warranty set forth in these Terms or in that certain MSA between the Parties unless:  (i) Pharmacy gives written notice of the defect, reasonably described, to Manufacturer within [***] business days of the time when Pharmacy discovers or should have discovered the defect; (ii) Manufacturer is given a reasonable opportunity after receiving the written notice to examine such Goods and Pharmacy (if requested to do so by Manufacturer) returns such Goods to Manufacturer’s place of business at Manufacturer’s cost for the examination to take place there; and (iii) Manufacturer reasonably verifies Pharmacy’s claim that the Goods are defective.  The Manufacturer shall not be liable for a breach of the warranty set forth in these Terms or in that certain MSA between the Parties:  (i) Pharmacy makes any use of such Goods after giving such written notice; (ii) the defect arises because Pharmacy failed to follow Manufacturer’s oral or written instructions as to the storage, installation, commissioning, use or maintenance of the Goods; or (iii) Pharmacy alters or repairs such Goods without the prior written consent of Manufacturer.

(g)          Subject to these Terms and that certain MSA between the Parties, with respect to any such Goods during the Warranty Period, Manufacturer shall, in its sole discretion, repair or replace such Goods (or the defective part).  THE REMEDIES SET FORTH IN THIS SECTION SHALL BE THE PHARMACY’S SOLE AND EXCLUSIVE REMEDY AND MANUFACTURER’S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTY SET FORTH IN THESE TERMS OR IN THAT CERTAIN MSA BETWEEN THE PARTIES.

4.            Limitation of Liability.  EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THESE TERMS OR THE MSA, LIABILITY FOR INDEMNIFICATION UNDER THE MSA, LIABILITY FOR BREACH OF CONFIDENTIALITY UNDER THE MSA, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS UNDER THE MSA, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, LOST PROFIT OR PUNITIVE DAMAGES OF ANY KIND IN CONNECTION WITH THE MSA. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY, HEREUNDER OR UNDER THE MSA, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THESE TERMS OR THE MSA, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED [***].  THE FOREGOING LIMITATIONS APPLY EVEN IF REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

5.            Termination.  In addition to any remedies that may be provided under these Terms, Manufacturer may terminate these Terms with immediate effect upon written notice to Pharmacy, if Pharmacy:  (i) fails to pay any amount when due under this Terms and such failure continues for [***] days after Pharmacy’s receipt of written notice of nonpayment; (ii) has not otherwise performed or complied with any of these Terms, in whole or in part; or (iii) becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors.

6.           Waiver.  No waiver by Manufacturer of any of the provisions of these Terms is effective unless explicitly set forth in writing and signed by Manufacturer.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Terms operates, or may be construed, as a waiver thereof.  No single or partial exercise of any right, remedy, power or privilege hereunder precludes any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.             Amendment and Modification.  These Terms may only be amended or modified in a writing which specifically states that it amends these Terms and is signed by an authorized representative of each party.

8.             Force Majeure.  The Manufacturer shall not be liable or responsible to Pharmacy, nor be deemed to have defaulted or breached this Terms, for any failure or delay in fulfilling or performing any term of this Terms when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of Manufacturer including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, pandemic, lockouts, strikes or other labor disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outages.

9.             Assignment.  Pharmacy shall not assign any of its rights or delegate any of its obligations under these Terms without the prior written consent of Manufacturer.  Any purported assignment or delegation in violation of this Section is null and void.  No assignment or delegation relieves Pharmacy of any of its obligations under these Terms.

10.           No Third-Party Beneficiaries .These Terms are for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of these Terms.

11.           Governing Law.  All matters arising out of or relating to this Terms shall be governed by, construed and interpreted under and in accordance with the laws of the State of New York, excluding its conflicts of laws principles.

12.            Forum Selection.  Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, in any forum other than the relevant US District Court having subject matter jurisdiction.  Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.           Notices.  All notices, request, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth in Section 25(d) of the MSA.  All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid).  Except as otherwise provided in this Terms, a Notice is effective only (a) upon receipt of the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

14.        Severability.  If any term or provision of this Terms is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Terms or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.         Survival.  Provisions of these Terms which by their nature should apply beyond their terms will remain in force after any termination or expiration these Terms including, but not limited to, the following provisions:  Limitation of Liability, Governing Law, Submission to Jurisdiction, Notices, and Survival.

Exhibit C
Approved List of Pharmacy Fulfillment Centers

Exhibit D
DATA REPORT
DATA SPECIFICATIONS AND REPORTS TO MANUFACTURER

Exhibit F
Statement of Work

This Statement of Work (“SOW”) is entered into as of [DATE] (“SOW Effective Date”) by and between Chiasma, Inc., (“Manufacturer”) and AcariaHealth, Inc.  (“Pharmacy”) pursuant to the terms of the Product Purchase and Pharmacy Services Master Agreement (“Agreement”) effective as of [DATE].  Capitalized but undefined terms shall have the meanings first ascribed to them in the Agreement.

1.	Services.

1.1.
Core Services.  Pharmacy, at each of its Approved Facilities, will perform the standard services performed in the normal course of business for similarly situated pharmacies dispensing products of similar complexity as Products (hereinafter referred to as the “Core Services”).  No compensation or Fees (defined below) shall be paid by Manufacturer for Core Services.  Pharmacy represents and warrants that as part of its normal operations and Core Services it, without compensation from any third-party, (i) possesses the necessary capabilities, facilities, technology, personnel, and expertise to enable it to perform the Core Services; (ii) provides prescription receipt, data entry services, dispensing, reimbursement services, financial services, shipping, and inventory management services; (iii) provides disease state and product education to patients; (iv) provides 24-hour access to clinical support through qualified nurses, case managers, pharmacists or other personnel who are adequately trained and experienced in educating patients and providers on administering prescription in an appropriate manner consistent with all applicable laws, including state licensing laws and pharmacy board laws; (iv) provides Adverse Event, and Product Quality Complaints reporting as required under law or regulation; (v) provides education; and (vi) has appropriate compliance and persistency management programs in place to ensure clinically appropriate and relevant follow-up to all patients regarding patients’ care and status and refill scheduling.

1.2.
Enhanced Services.  As requested by Manufacturer, Pharmacy will perform enhanced services beyond the Core Services on behalf of the Manufacturer (“Enhanced Services”).  Manufacturer represents and warrants that:  (i) the Enhanced Services will be bona fide, legitimate, commercially reasonable, and necessary for the business of Manufacturer; (ii) the Enhanced Services are not intended to serve, either directly or indirectly, as a means of marketing the Product; (iii) the Enhanced Services are not intended to diminish the objectivity or professional judgment of Pharmacy; (iv) the Enhanced Services do not involve the counseling or promotion of any off-label use of the Products; and (v) the Enhanced Services do not involve the counseling or promotion of a business arrangement or other activity that violates any state or federal law.  Enhanced Services are not otherwise provided by Pharmacy except where compensated by a third party requesting such services and are not required or compensated, in whole or in part, by any third party payer or other entity, including under any dispensing fee paid under any commercial, Medicare or Medicaid programs.

1.3.
Mandatory HUB Coordination.  All patient services will be coordinated through Manufacturer’s mandatory in-house patient services program, including referral triage.  In order to minimize access barriers and create a hassle-free experience for patients, the Pharmacy will engage in a high level of real-time communication with Manufacturer.  Response time to calls and emails received by Pharmacy from Manufacturer will be no more than [***].  As used herein “Business Day” means any day that is not a Saturday, Sunday or U.S. Federal holiday.

2.
Service Fees.  In consideration for Pharmacy’s performance of the Enhanced Services, Manufacturer shall pay Pharmacy a fair market value service Fee as set forth herein (“Fees”).  The Pharmacy shall invoice Manufacturer for all Fees and approved pass through expenses no later than the [***] of each month and Manufacturer shall pay Pharmacy such undisputed invoiced Fees and approved pass-through expenses within [***] days of the invoice date.  The Parties acknowledge that (i) unless otherwise agreed in writing the Fees provided hereunder will be Pharmacy’s sole, full and complete form of compensation provided by the Manufacturer for the Enhanced Services; (ii) the Fees represent the fair market value of the Enhanced Services, unless otherwise adjusted to comply with the “Refill Reminder Exception” to the definition of “Marketing” under HIPAA and have been negotiated at arms-length, in good faith by the Parties; (iii) the Fees are not intended in any way as a payment related to a drug formulary or drug formulary activities and has not been negotiated or discussed between the Parties in connection with any such drug formulary or formulary activities; (iv) the Fees are “Bona Fide Services Fees,” which do not constitute a discount or other form of compensation that must be included in best price, AMP, or ASP reporting; and (v) the Fees are not intended in any way as remuneration for referrals or for other business generated for the benefit of Manufacturer.  The Fees for the Enhanced Services will be pro-rated as appropriate for any partial periods during the term of this SOW.  After termination or expiration of this SOW, the Pharmacy shall calculate any final payment due, and Manufacturer shall pay any remaining amount owed within [***] days after receipt of the required data supporting the amount owed.  If there is a dispute over the amount of any final payment due hereunder, the parties agree to work cooperatively to resolve the dispute within [***] days of written notice of such dispute, and any undisputed amounts shall be paid within [***] days of such resolution.  Except as otherwise set forth herein, Pharmacy shall be responsible for all costs and expenses associated with fulfilling its obligations and performing the Enhanced Services.

3.	Term and Termination.

3.1.
SOW Term.  This SOW shall have a term of [***] years from the Effective Date, and shall automatically renew for successive one (1) year terms unless either Party sends a written notice of non-renewal to the other Party at least [***] days prior to the expiration of the term then in effect (“Term”).  Notwithstanding anything to the contrary contained herein, this SOW shall terminate automatically upon the termination or expiration of the Agreement.

3.2.	Termination without Cause. Either Party may terminate this SOW without cause with [***] days prior written notice to the other Party.

3.3.
Termination for Cause.  Either Party may terminate this SOW upon the occurrence of a material breach by the other Party.  The non-breaching Party must give written notice to the breaching Party of the nature and occurrence of such breach.  If the breach is not cured within [***] days of such written notice, or if the breach cannot reasonably be cured within such [***] day period, then the non-breaching Party may provide written notice to the breaching Party that this SOW will be terminated with immediate effect upon receipt of such written notice.  Termination shall have no effect upon the rights or obligations of the Parties arising out of any transactions occurring prior to the effective date of such termination.

3.4.
Effect of Termination.  Termination of this SOW shall not terminate the Agreement or any other Statement of Work executed by the Parties.  In the event of termination, provided, that, no undisputed Pharmacy invoices are outstanding and overdue, Pharmacy shall assist Manufacturer, upon its request, by performing all reasonably required tasks and provide reasonable access to records specifically relating to the Enhanced Services for a period of [***] following the termination of this SOW, at Manufacturer’s expense, in the decommissioning or transition of the Enhanced Services to Manufacturer’s agent to ensure a smooth transition and uninterrupted service, at a mutually agreed upon fair market value rate.  Upon termination or expiration of this SOW, Manufacturer shall pay to Pharmacy an amount corresponding to the work actually performed by Pharmacy until the date of termination of the Enhanced Services and any and all costs and expenses associated with the termination and transition (if any) of the Enhanced Services, less any amounts which have been paid by Manufacturer to Pharmacy in advance for the work that will not be undertaken as a result of the termination of the Services.

3.5.
Service Failure and Continuous Quality Improvement.  In addition to other procedures and remedies outlined in this Agreement, failure by Pharmacy to perform services and or adhere to business rules and Manufacturer requirements as expressed in this SOW or other operating guidelines applicable to Pharmacy as part of the provision of Enhanced Services may result in written notification by Manufacturer for corrective action.  If corrective action is not completed by Pharmacy within [***] days of notification, Manufacturer may terminate this SOW.  Both parties agree to communicate, track, and document service requirements (e.g., completion, timeliness, accuracy, frequency/receipt, issue resolution, and customer service).  Manufacturer will have the right to periodically audit Pharmacy facilities.  Such audits will be conducted on mutually agreed dates and during the normal working hours.

4.	Core Services detail listed below:

4.1.	Patient Intake and Case Management to be Performed By Manufacturer

Manufacturer has a centralized patient intake and case management system (the HUB) managed internally and supported by external partners.  For Mycapssa patients, Manufacturer’s patient services team (and the HUB partner) will perform a variety of services including but not limited to the following:

•	Collect patient referrals from physicians
•	Perform patient enrollment in Manufacturer’s support program and secure appropriate HIPAA-compliant authorizations which are adequate to support Pharmacy data reporting to Manufacturer
•	Patient case management, including patient education, access assistance, and compliance activities
•	Perform benefits investigations and other insurance services
•	Triage patient referrals to Mycapssa Pharmacy Distribution Network specialty pharmacies

4.2.	Pharmacy Features, Services, and Business Rules Specific features, services, and business rules required by Manufacturer from the Pharmacy for patients receiving Mycapssa:

(a)	Referrals and reimbursement:
•
Pharmacy to implement a standard operating procedure that ensures patient referrals received via a mutually agreed upon method are transferred to Pharmacy staff responsible for Mycapssa and will be enrolled into the Pharmacy process within [***].

•
Pharmacy will obtain an actionable patient referral exclusively from HUB via a mutually agreed upon method dedicated for Mycapssa.  Should Pharmacy receive a referral directly from a referring physician, the HCP will be informed by Pharmacy of a mandatory HUB structure within [***].  The subsequent referral triage to the Mycapssa Specialty Pharmacy Network will be on a rotating basis based on objective criteria established by Manufacturer, and the criteria may be based on performance metrics tied to adherence/compliance programs or patient refills.  Criteria may also be based on other key performance indicators including but not limited to turnaround and response times.

•	Referrals from HUB to Pharmacy will contain the following elements:
o	Fax cover sheet with instructions
o	A HUB-generated case ID
o	Valid prescription
o	Patient executed HIPAA Authorization
o	Benefits Investigation and Prior Authorization details
o	Copay Program billing information
•
Pharmacy to implement an SOP for outside referrals received directly from a referring physician: Pharmacy will contact and advise the referring physician office within [***] that access to Mycapssa is through HUB.  Pharmacy to provide referring physician with HUB contact information for Mycapssa.

•
Pharmacy to route patient referral back to HUB within [***] for case management when a patient loses or is denied insurance coverage.  Pharmacy to communicate the HUB-generated case ID to HUB by phone, fax, or secure e-mail.

•
Pharmacy must notify the HUB in writing within [***] for case management if determined that Pharmacy cannot service the patient.  Pharmacy to communicate the HUB-generated case ID to HUB by phone, fax, or secure e-mail.  If by phone, redundant documentation via fax or secure email required.

•	Pharmacy may route the patient referral to another pharmacy only if directed by the HUB to the extent consistent with the professional judgment of the pharmacist.

(b)	Patient Education
•
Consults will occur with every patient before their first shipment and will include talking points to address patient education needs including but not limited to food effects, side effect and side effect management, dose titration and lab test expectations.  Pharmacy personnel will use their independent, professional judgement to educate and counsel the patient.

(c)	Key Performance Indicators:
•	Pharmacy will provide a monthly report of key performance indicators outlined in Exhibit I.

4.3.	Dispensing and delivery:
•
Pharmacy will make an attempt to contact patient within [***] of receipt of referral from HUB and pharmacy will attempt to ship initial prescription to patient within [***] Business Days of receiving insurance and co-pay verification and acceptance.  However, it is ultimately patient’s availability that will determine when shipment will be shipped.

•	Pharmacy will ship Product to any location in the continental US as requested by the patient.
•
Should Pharmacy be aware of starter product on hand with the patient (i.e.  via starter product supply) Pharmacy will not ship Product if patient has more than [***] days of starter product/quick start product in their possession.

•	Pharmacy will ship the Product in accordance with shipping instructions provided by Manufacturer, including but not limited to obtaining a patient signature.

4.4.	Compliance and customer services:
•	Pharmacy to proactively monitor each patient’s anticipated prescription refill dates for Product scheduling and administration.
•	Pharmacy to offer industry standard pharmacy education and counseling services to customers receiving Product for consultation and drug education.
•	Pharmacy to offer patients industry standard access to clinicians via the dedicated toll free telephone number.

4.5.	Other requirements:
•	Pharmacy to provide a single point of contact and phone number with whom HUB can conduct ongoing operations and communications.
•	Pharmacy to notify HUB as soon as practicable if and when the single point of contact changes. Pharmacy to specify a backup contact person.
•	Pharmacy will respond to inquiries from the HUB (phone, fax, email, other) within [***] of receipt of inquiry.

5.	Enhanced Services detail listed below:

5.1.	Dedicated Phone/Fax for YYYYY.
•	Pharmacy shall provide a phone and fax line dedicated for Product patient referrals from the Hub. In the event this SOW is terminated, the number shall be transferred, upon request, to Manufacturer.
•	Pharmacy to provide same fax number dedicated for Mycapssa for receipt of prescriptions, Dr. Order’s or other pertinent documentation related to Mycapssa patients.
•
Pharmacy to provide same toll free phone number dedicated for Mycapssa for patients to call to refill prescriptions, inquire on orders, billing questions, contact specialty pharmacy or for any other related inquires.

5.2.
Program Manager and Contact.  Pharmacy shall appoint an employee to be dedicated for at least [***] hours per week to serve as program manager and Manufacturer’s point of contact for the program.  Such employee shall be trained in all program Services, competent and adequately skilled and licensed to serve as Program Manager under all applicable laws.  Pharmacy shall provide Manufacturer with a single point of contact, and one (1) back up contact, and phone number with whom Manufacturer and Hub can conduct ongoing operations and communications.  Pharmacy shall notify Manufacturer written within [***] Business Days of any change to its single point of contact hereunder.

5.2.1.	The Program Manager will be responsible for the following, with additional duties as mutually agreed upon by the parties.
•	Single point of contact for; issue resolution; quarterly business reviews or as needed; process validation; and monitoring all aspects and areas of the Programs
•	Weekly conference calls to review program and operations; [***] to [***] post launch, frequency of calls can be re-evaluated
•	Upon reasonable request and frequency, attend meetings with the Manufacturer’s team to provide an overview of the business model/ program and demonstrate success of the Programs
•	Monitor internal performance to insure contract compliance
•	Monitor Payer coverage and gaps. Work with Manufacturer and Payer/Channel account management team in an effort to ensure coverage and Product access processes are in place

•	Monitor data reporting and follow-up with third-party data integrator and Manufacturer Lead and Payer/Channel account team on outstanding data issues
•	Hold quarterly business reviews (or as needed) to discuss Program performance, service metrics and Program improvements on a timely basis
•	Monitor the training and introduction of staff new to the Programs (pharmacists, benefit investigators, operational personnel, etc.)
•	Serve as a point of contact regarding implementation and day-to-day operational issues internally and to Manufacturer
•	Coordinate and lead regular meetings with the team to review status of the services
•	Manage and resolves escalated situations
•	Manage and monitor internal Program process flows
•	Ensures back-up for Account Manager during vacation or time away from the Program due to illness, training or meetings

5.3.	Data Feeds. Pharmacy shall provide daily data feeds, in the form of Addendum 1 to Manufacturer or designated data aggregator which Manufacturer shall appoint in its sole discretion.

5.3.1.	Data Delivery. Pharmacy shall provide all data by [***] the day in which they are due.

5.3.2.
Accuracy of Data.  Pharmacy shall ensure (through appropriate monitoring and auditing) that all data and other documentation that it is required to provide to Manufacturer hereunder are complete and accurate.  Pharmacy represents that it is currently able to generate all defined feeds in an electronic format.  Pharmacy shall cooperate with the Manufacturer to resolve any discrepancies in the data or reports in the manner and otherwise in accordance with the requirements herein.  Pharmacy shall acknowledge receipt of Manufacturer’s written notice of such data discrepancies within [***] of Pharmacy’s receipt of such written notice and provide an issue resolution plan for the discrepancies within [***] Business Days of such notice.

5.3.3.
De-Identification.  Pharmacy will only disclose PHI for any patient as allowed per patient consent obtained by Manufacturer.  In instances where a consent has not been obtained, or the consent would not allow a specific disclosure, Pharmacy shall de-identify all data provided hereunder in accordance with the de-identification standards prescribed in 45 C.F.R.  § 164.514(b) of HIPAA.  Manufacturer shall not attempt to re-identify any de-identified information provided to it by Pharmacy.

5.3.4.
Data Compliance.  Manufacturer shall not pay Pharmacy any Fee for any data report not submitted timely in accordance with Addendum 1.  Manufacturer shall not pay Pharmacy for any Product Data Report in which less than [***] of the required data fields are provided.

6.
Fees.  Manufacturer shall pay Pharmacy the fair market value Fees as set forth herein.  The Parties agree and acknowledge that in accordance with the “Refill Reminder Exception” to the definition of “Marketing” under HIPAA, in order for Pharmacy to receive full compensation for certain Enhanced Services that involve the use or disclosure of PHI, Pharmacy must obtain a valid HIPAA authorization from the patient permitting such Marketing use/disclosure and acknowledging Pharmacy’s receipt of payment for the Enhanced Services.  If Pharmacy does not receive such authorization, the relevant Fees shall be reduced to no more than the reasonable direct and indirect cost of providing the applicable Enhanced Service(s).

Management and costs of product line who have a product purchase agreement.  listed here:

Bona Fide Service	Bona Fide Service Fee- once time, monthly, or transactional	Detailed Explanation of Services
Start-Up Fee	$[***] — one time
Fee covers all pre-launch start up costs to Pharmacy including Data build fees, training of internal stakeholders, and meetings with Manufacturer 3rd parties as needed to ensure appropriate launch readiness

Data Reporting Fee	$[***] — per month	Exhibit D is a customized Data set, sent at intervals as described in the Exhibit
Account Management Fee	$[***] — per month	Accounts for the semi-dedicated Account Management work with all relevant stakeholders at regular weekly or daily intervals as needed to support Mycapssa volume at Pharmacy

IN WITNESS THEREOF, the Parties have caused this Statement of Work to be executed by their duly authorized representatives as of the day and year first above written.

Manufacturer	AcariaHealth, Inc.

Date: 08/21/2020	Date: 08/21/2020
Name: Mark Fitzpatrick	Name: Stephen Jensen
Title: President	Title: President
Signature: /s/ Mark Fitzpatrick	Signature: /s/ Stephen Jensen

Exhibit G
Adverse Event, Product Complaints, or Medical Information Requests Policy

Adverse Event, Significant Adverse Event, Product Complaints, or Medical Information Requests Policy

ADVERSE EVENT REPORTING.  Manufacturer acknowledges and agrees that it is solely responsible for reporting of adverse events to the United States Food and Drug Administration (“FDA”) and that Pharmacy has no direct adverse event reporting obligations.  Notwithstanding the foregoing, as part of its core services as described in Section 1.1 to that certain SOW by and between the Parties, Pharmacy shall report through MedWatch any Product adverse event complaint from a third party being reported to Pharmacy that meets the definition of a serious adverse event for purposes of FDA MedWatch reporting.

EXHIBIT H
RETURNED GOODS POLICY

Chiasma, Inc. (“Chiasma”) will accept returns of its biopharmaceutical products (“Products”) solely in accordance with the terms and conditions of this Return Goods Policy (“Policy”) and the terms and conditions of sale in effect on the date the Products were shipped to the purchaser.  In the event of a conflict between this Policy and the terms of sale, this Policy will control.  Returns will only be accepted from purchasers who purchased Products directly from Chiasma.  If you purchased Products through an authorized distributor Products, you should direct any inquiry about returns to that authorized distributor.  Chiasma will not accept any return of Products from persons or entities who purchased Products from any person or entity, including specialty pharmacies, other than Chiasma or otherwise in contravention of this Policy.

A Return Authorization Number (“RAN”) is required to return Products pursuant to this Policy, and may be obtained by faxing your return request to 614-652-0271 or emailing your return request to GMB-SPS-ReturnRequests@cordlogistics.com.  RANs shall expire [***] calendar days from the issuance date.

Returnable Product.

Subject to the terms and conditions of this Policy, only the following Products may be returned to Chiasma for credit or replacement (as determined by Chiasma in its reasonable discretion pursuant to the relevant terms and conditions of sale):
•	Products determined to be Nonconforming or Defective pursuant to the terms and conditions of sale in force when Products were shipped to purchaser.
•	Products that, as of the date of delivery to purchaser, have [***] months or less of remaining shelf life, as listed on the Product’s original packaging.
•
Nonconforming Products (defined in the relevant terms and conditions of sale in force when the Products were shipped to purchaser) must be reported to Chiasma Customer Service in writing within [***] hours of receipt of the Products.  Customer Service will issue specific instructions on returning such Nonconforming Product.

•
Products with concealed damage must be reported to Chiasma Customer Service within [***] days of the time when purchaser discovers or should have discovered such damage.  Such claims must be made in writing, must specifically describe the concealed damage, and sent to Chiasma’s Customer Service Department fax at 614-652-4336 or email at GMB-SPS-Damages@cordlogistics.com.

•
Products damaged in shipment, but not concealed damage as discussed above, shall be reported to Chiasma Customer Service within [***] hours of purchaser’s receipt of Products.  Such claims must be accompanied by a signed Bill of Lading noting such damage.  Customer Service will issue specific instruction on returning such damaged Product.

Product(s) must be returned to Chiasma in order to be considered for credit or replacement pursuant to the terms and conditions of sale in force when Products were shipped to purchaser.

Non-Returnable Product.

All sales of Products shall be on a one-way basis, without any right to return Products except as provided in this Policy.  Therefore, Chiasma shall not accept returns of Products, or process any credit related thereto, in situations including, but not limited to, the following:
•	Products that, as of the date of delivery to a purchaser, has more than [***] months of remaining shelf life, as listed on the Product’s original packaging.
•	Products without a valid RAN.
•
Products with stickers, marked, coded, dated, damaged, soiled or adulterated in any way or missing RFID tags, 2D bar codes or other tracking elements as defined by relevant State and Federal legislation for pedigree tracking.

•	Products sold on a non-returnable basis, such as Products labelled as “NOT FOR SALE.”
•	Products damaged or deteriorated due to conditions beyond Chiasma’s control, including but not limited due to improper storage or handling by any party other than Chiasma.
•	Products not in the original sealed package or otherwise repackaged.
•	Products that, as of the date of receipt by the purchaser, is more than [***] past the expiration date noted on package/container.

•	Products returned to Chiasma due to a purchaser’s distressed, sacrifice, fire or bankruptcy sale, or similar transaction.
•	Products with a concealed damage claim that was not reported to Chiasma within [***] days of the time when purchaser discovers or should have discovered such damage.
•
Products received in error or damaged in shipping; a) if not reported within [***] hours of receipt; b) reported within this period but not returned within [***] days; or c) not accompanied by a signed Bill of Lading noting the damage.

•	Products damaged or destroyed prior to return to Chiasma or Products not returned to Chiasma.

Chiasma shall not accept returns sent by any third-party processor or other designee on behalf of a purchaser, without Chiasma’s prior consent, which consent may be withheld in Chiasma’s sole discretion.

Procedure For Returning Merchandise And Receiving Credit

Returning Merchandise.  RANs may be obtained by faxing your request to 614-652-0271 or emailing your request to GMB-SPS-ReturnRequests@cordlogistics.com.  The RAN and specific return instructions, will be provided by Chiasma Customer Service after the request is properly made by a direct purchaser.  Purchaser shall follow these instructions in order to return Product, and shall provide the following information on the returned Products packing list:
•	Chiasma NDC Number;
•	Product Name;
•	Strength;
•	Lot Number;
•	Expiration Date;
•	GTIN Identification Number;
•	Quantity;
•	Reason for return;
•	Debit Memo Number;
•	Return Authorization number;.
•	Name, address, and phone number of purchaser returning product; and
•	DEA number.

In is sole discretion, Chiasma will destroy Product returns that do not have the required information and no credit or replacement will be issued for such Product..

Procedure for Shipping Returned Goods

Eligible products shall be shipped to:
Chiasma, Inc.
Returned Goods Dept.
15 Ingram Blvd.  Dock 43
LaVergne, TN 37086

Eligible Products shall be shipped in a safe, secure, and reliable manner, and in compliance with all applicable federal, state and local laws, regulations and statutes, and label/package instructions.

Return freight fees are the responsibility of, and shall be paid by purchaser.  Chiasma shall not pay any charges incurred by purchaser in connection with processing any returned Products.  Any shipments sent COD (collect on delivery) will be refused.

Broken Product containers without Product present, shall NOT be shipped to Chiasma.  If any such broken Product containers are shipped to Chiasma, they will be disposed of will not be reported as a return pursuant to this Policy.  If Chiasma receives broken Product containers that broke during shipment to Chiasma, Chiasma will accept damaged, broken, wet and/or leaking shipping containers.  Such returns will be processed, but no credit or replacement will be issued.  Chiasma’s credit memo to Customer will indicate no credit due to damaged containers.

Conditions required to receive credits or replacement:

A RAN must accompany all returns for proper credit or replacement.  Chiasma shall not reimburse any fees or costs incurred by purchaser due to processing, third party returns, destruction charges, shipping costs or processing fees associated with, or caused by, any returns.

All returns are subject to review by Chiasma.  Issuance of a RAN does not guarantee credit or replacement.  Credit issuance or replacement shipment is dependent on confirmed receipt of the return and review of returned Products by Chiasma or the Chiasma contracted return facilitator.  Partial Product returns shall not receive any credit.

RANs expire [***] calendar days from the issuance date.  Expired RANs shall be considered invalid and neither credit nor replacement will be issued.

Unauthorized returned Products will be destroyed by Chiasma in its sole discretion without notification to purchaser.  Products returned must match active RAN and Product lot number in order to be eligible for credit or replacement.  Credit/replacement will not be issued if the Product lot number or expiration date for the retuned Product is missing, covered or illegible.  Products destroyed by customer or agent of customer shall not receive credit/replacement.

Credit for returned Product, if such return conforms to the terms of this Policy, will be based on the Product’s wholesale acquisition cost at the time of purchase by the relevant purchaser.  Original invoicing by Chiasma.  Any credit issues hereunder shall expire [***] days from date issued.

Product Returns by the Federal Government:

Return Goods pricing for products returned by the Federal Government (under PHS or FSS pricing) when returned either through a wholesaler or directly, is the amount equal to the PHS or FSS price in effect for such product on the day it is received at Chiasma or approved third party processor.